EXHIBIT 99.1

Rhino Resource Partners LP Announces First Quarter Distribution and Earnings Release Date

Rhino Resource Partners LP (NYSE: RNO) ("Rhino" or the "Partnership") today announced a cash distribution of $0.02 per common unit, or $0.08 per unit on an annualized basis.  This distribution will be paid on May 15, 2015 to all common unitholders of record as of the close of business on April 30, 2015 and no distribution will be paid on the subordinated units.

Joe Funk, President and Chief Executive Officer of Rhino's general partner, stated, "The distribution reduction is a decision made by the Board of Directors to conserve the liquidity and cash flow of the Partnership.  The prolonged weakness in the coal markets has continued to adversely affect our cash flow and we are taking the necessary steps to maintain the long term value of the Partnership."

Rhino today also announced that it plans to release its 2015 first quarter financial results on Thursday, April 30, 2015, before the market opens.  In connection with the earnings release, Rhino will host a conference call and webcast for investors and analysts to discuss its results for the quarter on Thursday, April 30, 2015, at 11:00 am (ET).

Participants should call 877-703-6105 (United States/Canada) or 857-244-7304 (International) and utilize the confirmation code 57204696. A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call 888-286-8010 (United States/Canada) or 617-801-6888 (International) and enter confirmation code 22871497. The recording will be available from 3:00 pm (ET) on Thursday, April 30, 2015 through Thursday, May 7, 2015 at 11:59 p.m. (ET). A live broadcast of the earnings conference call will also be available via the Internet at www.rhinolp.com under 'Investor Relations'. The webcast will be archived on the site for one year.

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Rhino's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, Rhino's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a diversified energy limited partnership that is focused on coal and energy related assets and activities, including energy infrastructure investments.  Rhino produces metallurgical and steam coal in a variety of basins throughout the United States and it leases coal through its Elk Horn subsidiary.

About Wexford Capital LP

Rhino's general partner, Rhino GP LLC, is an affiliate of Wexford Capital LP ("Wexford").  Wexford is an SEC registered investment advisor with approximately $3.5 billion of assets under management.  Wexford has particular expertise in the energy/natural resources sector with actively managed investments in coal, oil and gas exploration and production, energy services and related sectors.  Through Wexford's extensive portfolio of energy, resource and related investments, it sees a broad flow of potential new investment opportunities, many of which could be suitable for Rhino.  Although Wexford has no obligation to provide such investment opportunities to Rhino, it has made available several of these investments to Rhino and  expects to be in a position to continue to selectively source and underwrite for Rhino new coal, energy and related investment opportunities.

Additional information regarding Rhino and Wexford is available on their respective web sites - RhinoLP.com and Wexford.com.

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CONTACT: Scott Morris
         +1 859.519.3622
         smorris@rhinolp.com